Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

THE NEW ENGLAND JOURNAL OF MEDICINE PUBLISHES RESULTS OF CUBIST’S
LANDMARK STUDY OF STAPHYLOCOCCUS AUREUS BLOOD STREAM INFECTIONS

Study Results Led to Recent Label Expansion for CUBICIN

Lexington, MA, August 16, 2006 — Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) today announced that the New England Journal of Medicine (NEJM) has published results from the company’s landmark Phase 3 study of CUBICIN® (daptomycin for injection) at 6 mg/kg as monotherapy vs. dual therapy standard of care for the treatment of patients with Staphylococcus aureus (S. aureus) blood stream infections (bacteremia) and infective endocarditis (infection of the heart valves).  The study results, which are featured in the August 17, 2006 issue of the NEJM, show that CUBICIN at 6 mg/kg intravenously once daily was as effective as standard-of-care comparator for the treatment of S. aureus bacteremia including right-sided endocarditis.  On May 26th, the FDA approved a supplemental New Drug Application (sNDA) to expand the indication for CUBICIN at 6 mg/kg once daily to treat patients with S. aureus blood stream infections including right-sided endocarditis.

Cubist Senior Vice President and Chief Scientific Officer, Frank Tally said, “Cubist is proud to have conducted this landmark study of bacteremia and infective endocarditis caused by Staphylococcus aureus, including methicillin-resistant S. aureus or MRSA.  CUBICIN is now the only therapy approved for treatment of S. aureus blood stream infections based on a prospective registration trial.”

Dr. Vance Fowler, an Assistant Professor at Duke University Medical School and lead author of the paper published today, said, “As stated in this publication, treatment options for S. aureus bacteremia and endocarditis, particularly those caused by MRSA, have been limited. In an era of increasing antimicrobial resistance, and limited antimicrobial development, this study demonstrated that CUBICIN provides a much needed option for the management of S. aureus bacteremia and right-sided endocarditis.” Dr. Fowler was one of the five infectious disease specialists who served as members of the Independent External Adjudication Committee (IEAC) which determined outcomes for all patients in this trial.

The study met the pre-specified criteria for the non-inferiority of CUBICIN relative to standard-of-care therapy. Standard-of-care therapy was either semi-synthetic penicillin plus initial gentamicin for infections caused by methicillin-susceptible S. aureus (MSSA), or vancomycin plus initial gentamicin for infections caused by MRSA. In the intent to treat (ITT) analysis, success rates at test of cure (TOC) were 44.2% of 120 CUBICIN-treated patients vs. 41.7% of 115 comparator-treated patients (2.4% difference [95% CI, -10.2%, 15.1%]). Success rates were similar in the patients with complicated bacteremia, and in patients with right-sided endocarditis. A safety analysis showed that the incidence of adverse events in CUBICIN and comparator treatment groups were similar. The most common adverse events occurring at an incidence of ≥ 10% in both groups included anemia, diarrhea, vomiting, constipation, and nausea.  Additional adverse events in the comparator group occurring at an incidence of ≥ 10% included hypokalemia, renal impairment, headache, peripheral edema, and arthralgia.

S. aureus is a leading cause of bacteremia and endocarditis. Infections caused by MRSA are a serious and growing problem in the U.S. and other parts of the world. This issue of the NEJM also includes an article by lead author Dr. Gregory Moran from UCLA Medical Center, co-authored by public health experts from the U.S. Centers for Disease Control (CDC) documenting Community-associated MRSA as the most common cause of skin and soft tissue infections in emergency room patients treated in August of 2004 at university-affiliated hospitals in 11 major metropolitan areas across the United States.  S. aureus was isolated from 76% of the patients in this analysis. 78% of the S. aureus isolates were methicillin-resistant, giving MRSA an overall prevalence in this study population of 59%.

CUBICIN was originally approved on September 12, 2003, at 4 mg/kg intravenously once daily for the treatment of complicated skin and skin structure infections (cSSSI) caused by Gram-positive organisms, including both susceptible and resistant strains of S. aureus (MSSA and MRSA respectively).  These newly published findings form the basis of the sNDA filed by Cubist in September 2005 and were presented at the Interscience Conference on Antimicrobial Agents and Chemotherapy in December 2005 and at an Anti Infective Drugs Advisory Committee meeting convened by the FDA on March 6, 2006. On May 26th, the FDA approved CUBICIN at 6 mg/kg once daily to treat patients with S. aureus blood stream infections including right-sided endocarditis, caused by MSSA and MRSA.

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is also approved in the U.S. as therapy for blood stream infections including right-sided endocarditis, caused by S. aureus.  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild to moderate in intensity.  The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, visit www.cubicin.com.

About blood stream infections and infective endocarditis caused by S. aureus

Normally the bacteria that live on the body’s surfaces are kept in check by the immune system.  When bacteria enter the bloodstream, through such means as a post surgical wound, dental work or a catheter, they can cause serious illness. With S. aureus in the bloodstream, patients are at high risk for serious complications, including deep tissue infections and infective endocarditis (IE), an infection of the heart valves. Even with prompt treatment, infective endocarditis caused by S. aureus is associated with significant morbidity and mortality.

About Cubist’s landmark S. aureus bacteremia and endocarditis trial

Study DAP-IE-01-02 was an international, multi-center, prospective, randomized, controlled open-label Phase 3 trial of CUBICIN in patients with S. aureus bacteremia and endocarditis. Its end point was non-inferiority versus standard of care in both ITT and per protocol (PP) populations. Enrolled patients with S. aureus bacteremia that was either methicillin-sensitive (MSSA) or methicillin-resistant (MRSA) were randomized to receive a minimum of 2-6 weeks of either CUBICIN 6 mg/kg intravenously (IV) once-daily OR a semi-synthetic penicillin 2 grams IV 6 times per day OR vancomycin (standard doses) IV twice daily depending upon the organism susceptibility. Patients in the comparator arm of the study also received an initial 4 days of IV gentamicin, which is commonly used to reduce the duration of bacteremia. Patients were followed for up to 12 weeks following completion of therapy.

Because of the seriously ill patients involved in the study, and the fact that standard therapy exists for these conditions, this study was designed statistically as a non-inferiority study to compare CUBICIN vs. standard of care. (This is the trial design used for most “registration studies” of antibiotics.) The hurdle was for CUBICIN to be at least as effective as the comparator agents. Success at TOC—42 days following the completion of therapy—was determined by the members of the IEAC who were blinded to therapy.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.   The Cubist product pipeline includes our lipopeptide program and our natural products screening program.  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) whether we will receive, and the potential timing and scope of, regulatory approvals or clearances to market CUBICIN in other countries and for additional indications in the United States and other countries pursuant to our currently planned filings and any filings we determine to make in the future, which filings are subject to approval by the applicable regulatory agency or agencies, regardless of our confidence in the results of the clinical trials supporting such filings; (ii)the level of acceptance of CUBICIN by physicians, patients, third party payors and the medical community; (iii)any changes in the current or anticipated market demand or medical need for CUBICIN; (iv)competition, particularly with respect to CUBICIN; (v)whether the U.S. Food and Drug Administration, or FDA, accepts proposed clinical trial protocols that may be achieved in a timely manner; (vi) our ability to conduct successful clinical trials in a timely manner; (vii) the ability of our third party manufacturers, including our single source provider of API to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; (viii) our dependence upon collaborations with our partners; (ix) our ability to finance our operations; (x) the effectiveness of our expanded sales force; (xi) potential costs resulting from product liability or other third party claims; (xii) our ability to protect our proprietary technologies; (xiii) our ability to integrate successfully the operations of any business we may acquire and the potential impact of any future acquisition on our financial results; (xiv) our ability to discover, acquire or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xv) a variety of risks common to our industry, including ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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